UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – APRIL 30, 2012

MOBILE INTEGRATED SYSTEMS, INC.
(Exact name of Registrant as specified in its charter)

NEVADA	000-53770	27-0156048
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

Suite 502, 25 Adelaide Street East
Toronto, Ontario, Canada M5C 3A1
(Address of principal executive offices)

(416) 479-0880
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 3.02:	Unregistered Sales of Equity Securities.

On April 30, 2012, Mobile Integrated Systems, Inc. (the “Company”), in exchange for the conversion of indebtedness, issued the following shares of the Company’s common stock, in each case at a conversion rate of $0.15 per share: (i) 1,064,848 shares of the Company’s common stock to Mhalka Capital Investment Company Limited; (ii) 1,361,460 shares of the Company’s common stock to Brantford Resources Limited; and (iii) 1,451,523 shares of the Company’s common stock to 1476448 Ontario Limited.

This conversion of debt and issuance of shares was made in reliance upon the exemption from Securities Act registration provided by Section 4(2) of the U.S. Securities Act, and the rules and regulations promulgated thereunder, including Rule 903 of Regulation S.  None of the parties receiving such shares are U.S. persons (as such term is defined in Rule 902(k) of Regulation S).

Item 5.02:	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Murray Simser as President and Chief Executive Officer

Effective as of May 14, 2012, Mr. Murray Simser has been appointed as the President and Chief Executive Officer of the Company.

Mr. Simser has founded and operated tech companies in the cloud-based computing, mobile app and enterprise software spaces and was a key executive of several Silicon Valley start-ups.   Mr. Simser is the Founder and Chairman of Resmis Ventures, a privately held company that takes equity positions in early stage mobile technology companies. He is the President of Merchant World Services, a privately held company that offers mobile apps focused on personal safety and security.  Previously, Mr. Simser was Director of Worldwide Incubation for Microsoft Corporation, where he led an incubation team that worked on M&A deals, integration of bought assets and the globally of the related products, solutions and assets.  He co-founded the cloud-based CRM software company eAssist, funded by eighty million dollars in venture capital.  Mr. Simser also founded the business process offshore (BPO) company OSP that was responsible for least-cost shoring two hundred and fifty million dollars in corporate infrastructure.  He was the Vice President of business development at Wireless Services Corporation, a company that offers mobile messaging platforms to MNOs, where he helped raise multi-million dollar rounds of capital and developed channel and partner relationships.  Mr. Simser has also served as a manager at both Clearnet Communications, a fast growing wireless carrier, and at IDRC, an outsourcer.  Mr. Simser studied Economics at the University of Ottawa where he commits time supporting school fund raising activities.

The Company and Mr. Simser have entered into an employment agreement, pursuant to which Mr. Simser shall be compensated for his services to the Company at a rate of one hundred sixty thousand ($160,000) Canadian Dollars per annum, payable incrementally on a monthly basis and pro-rated for any partial year of employment, less any applicable statutory and regulatory taxes or other mandated deductions, effective as of May 14, 2012.

In addition, 2238646 Ontario Inc., the Company’s controlling shareholder, has granted Mr. Simser an option to purchase 7,600,000 shares of the Company’s common stock at an exercise price of $.15 per share.  One-Thirty-Sixth (1/36) of the Option shall vest and become fully exercisable upon each one month anniversary of the date of grant.  Such vested portion of the Option may be exercised for a period of Two (2) years following the respective vesting date.  An additional year will be allowed following the respective vesting date if the Company’s shares of common stock are not listed on the relevant exchange and valued at least at $.45 a share.

Resignation of Emlyn David as Chief Executive Officer and Appointment as Chief Financial Officer

Effective as of May 14, 2012, Mr. Emlyn David has resigned as the Company's Chief Executive Officer. Mr. David shall continue to serve as a Member of the Company’s Board of Directors (the “Board”).  In addition, Mr. David has been appointed as the Company’s Chief Financial Officer, effective as of May 14, 2012.

The biographical information and background of Mr. David has been disclosed in Item 5.02 of the Company’s Current Report on Form 8-K filed with the SEC on February 23, 2012, as to which such disclosures are incorporated herein by reference thereto. Mr. David’s compensation in respect of his services to the Company has not yet been determined.

Resignation of Fulvio Ciano as President, Chief Financial Officer and Member of the Board

Effective as of May 14, 2012, Mr. Fulvio Ciano has resigned as the President and Chief Financial Officer of the Company and as a Member of the Board.   Mr. Ciano has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.  Mr. Ciano shall continue to serve as the Company’s President and Chief Technology Officer.  The compensation information of Mr. Ciano has been disclosed in the Company’s Quarterly Report on Form 10-Q filed with the SEC on January 23, 2012, as to which such disclosures are incorporated herein by reference thereto.

Resignation of Randall Barrs as Member of the Board

Effective as of May 15, 2012, Mr. Randall Barrs has resigned as a Member of the Board.   Mr. Barrs has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Resignation of Richard Schaeffer as Member of the Board

Effective as of May 1, 2012, Mr. Richard Schaeffer has resigned as a Member of the Board.   Mr. Schaeffer has not expressed any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01.	Other Events.

Symbol Change

The Company’s trading symbol has changed from LOTI.PK to MIBI.PK, effective as of May 15, 2012.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MOBILE INTEGRATED SYSTEMS, INC.

By:	/s/ Murray Simser
Name: Murray Simser
Title: Chief Executive Officer

Date:    May 18, 2012